Exhibit 99.1

                     NEWS

One University Plaza, Suite 307 Hackensack, NJ 07601

Champions Oncology Reports Quarterly Revenue of $10.6 Million
Record Annual Revenue of $41 Million

Hackensack, NJ – July 22, 2021 – Champions Oncology, Inc. (Nasdaq: CSBR), engaged in creating transformative technology solutions to be utilized in drug discovery and development, today announced its financial results for the year and fourth fiscal quarter ended April 30, 2021.

Fourth Quarter and Fiscal Year 2021 Financial and Recent Business Highlights:
•Record annual revenue of $41.0 million, an increase of 28% year-over-year
•Developed in house computational target discovery expertise to discover novel therapeutic targets
•Continued expansion of our Lumin SaaS platform

Ronnie Morris, CEO of Champions, commented, “Our year was highlighted by new strategic initiatives that have the potential to be transformative for Champions. This year, we launched our SaaS business and we’re encouraged by the early adoption by our customers. As we close out fiscal year 2021, we’re excited to announce the expansion of our platforms for use in drug discovery and development. Relying heavily on AI and machine learning algorithms, we’re using Lumin’s capabilities to interrogate our data sets to discover novel therapeutic targets. Monetizing our unique and comprehensive data set has always been a goal which we’ve been working towards behind the scenes. Turning the goal into a reality is a significant accomplishment for Champions and we’re enthusiastic about its prospects.”

David Miller, CFO of Champions added, “FY 2021 was another year of significant financial progress for Champions. We reached a record of $41 million in revenue, representing 28% year over year growth. The stability and growth of our service business has allowed us to invest in new business lines with considerable revenue growth potential.”

Fourth Fiscal Quarter Financial Results

For the fourth quarter of fiscal 2021, revenue increased 21% to $10.6 million compared to $8.8 million for the fourth quarter of fiscal 2020. The overall increase in revenue was due to increased sales, both in number and size of studies, the growth of our platforms, and an expansion of our product lines. Total costs and operating expenses for the fourth quarter of fiscal 2021 were $11.0 million compared to $10.7 million for the fourth quarter of fiscal 2020, an increase of $293,000 or 3%.

For the fourth quarter of fiscal 2021, Champions reported a loss from operations of $456,000, which includes $161,000 in stock-based compensation and $302,000 in depreciation and amortization compared to a loss from operations of $2.0 million, inclusive of $163,000 in stock-based compensation, $246,000 in depreciation and amortization, and goodwill impairment of

Exhibit 99.1
$335,000, in the fourth quarter of fiscal 2020. Excluding stock-based compensation and depreciation and amortization, Champions reported income from operations for the quarter of $7,000, compared to a loss from operations of $1.2 million in the prior year period.

Cost of oncology solutions was $5.7 million for the three months ended April 30, 2021, an increase of $662,000, or 13% compared to $5.0 million for the three months ended April 30, 2020. The increase in cost of sales was primarily due to an increase in supply costs in advance of study performance and an increase in rent resulting from lab expansion. For the three months ended April 30, 2021, gross margin was 47% compared to 43% for the three months ended April 30, 2020.
Research and development expense was $2.1 million for the three months ended April 30, 2021 an increase of $251,000, or 14% compared to $1.8 million in the prior year. The increase was due to the investment in our drug discovery program and expanding existing services. Sales and marketing expense for the three months ended April 30, 2021 was $1.5 million, an increase of $384,000, or 35% compared to $1.1 million for the three months ended April 30, 2020. The increase was mainly due to an increase in compensation expenses stemming from the continued expansion of our sales force, including a dedicated Lumin SaaS team. General and administrative expense was $1.8 million for the three months ended April 30, 2021 compared to $2.5 million for the three months ended April 30, 2020, a decrease of $670,000 or 27%. The decrease was mainly attributed to the prior year's one-time remuneration to the CEO for salary not taken in prior years. Excluding this one time, prior year expense, general and administrative expenses increased $80,000 or 5%, compared to the prior year period.

Net cash used in operations was $2.0 million for the three months ended April 30, 2021. The decrease in cash from operations was the result of changes in working capital accounts in the ordinary course of business including an increase in accounts receivable and prepaid expenses. The company ended the quarter, and year, in a cash position of $4.7 million and has no debt.

Year-to-Date Financial Results

For the twelve months of fiscal 2021, revenue increased 28% to $41.0 million, as compared to $32.1 million for the twelve months of fiscal 2020. The overall increase in revenue is due to increased sales, both in number and size of studies, and the expansion of both our platform and product lines. For the twelve months of fiscal 2021, total operating expenses increased 20% to $40.7 million, as compared to $34.0 million for the twelve months of fiscal 2020.

For the twelve months ended April 30, 2021, Champions reported net income from operations of $338,000, which includes $598,000 in stock-based compensation and $1.2 million in depreciation and amortization compared to a net loss from operations of $1.9 million, inclusive of $600,000 in stock-based compensation, $825,000 in depreciation and amortization, and goodwill impairment of $335,000, for the twelve months ended April 30, 2020. Excluding stock-based compensation and depreciation and amortization, Champions reported operating income of $2.1 million for the twelve months ended April 30, 2021 compared to a loss of $111,000 in the year ago period.

Cost of oncology solutions was $21.5 million for the twelve months ended April 30, 2021 compared to $17.0 million for the twelve months ended April 30, 2020, an increase of $4.5 million or 27%. The increase in cost of oncology services was mainly due to an increase in compensation, supplies, and outsourced lab services expenses. Gross margin was 48% for the twelve months ended April 30, 2021 compared to 47% for the twelve months ended April 30, 2020, and in the current year, was pressured by outsourced lab services.

Exhibit 99.1

Research and development expense was $7.2 million for the twelve months ended April 30, 2021 an increase of $1.3 million, or 23% compared to $5.9 million for the twelve months ended April 30, 2020. The increase was mainly due to the investment in new service capabilities and our discovery programs with the increase coming primarily from compensation and lab supply expenses. Sales and marketing expense for the twelve months ended April 30, 2021 was $5.5 million, an increase of $1.3 million, or 30% compared to $4.2 million for the twelve months ended April 30, 2020. The increase was mainly due to compensation expense driven by the continued expansion of our business development teams. General and administrative expense was $6.5 million for the twelve months ended April 30, 2021, a decrease of $102,000 or 2% compared to $6.6 million for the twelve months ended April 30, 2020. General and administrative expenses were primarily comprised of compensation, insurance, professional fees, IT, and depreciation and amortization expenses. In 2020, the CEO received a one-time remuneration for salary not taken in prior years, resulting in the general and administrative expense decrease in 2021. Excluding the one-time payment, general and administrative expense increased $650,000 which was used to support the overall infrastructure growth of the company.

Net cash used in operations was $1.7 million for the twelve months ended April 30, 2021. Cash used in operations was primarily due to an increase in accounts receivable and prepaid expenses and a decrease in accounts payable. Our accounts payable balance declined even though our total expenses increased. The changes in these working capital accounts occurred in the ordinary course of business.

Conference Call Information:

The Company will host a conference call today at 8:30 a.m. EDT (5:30 a.m. PDT) to discuss its fourth quarter financial results. To participate in the call, please call 877-407-8035 (domestic) or 201-689-8035 (international) ten minutes ahead of the call and give the verbal reference "Champions Oncology."

Full details of the Company’s financial results will be available on, or before, Wednesday July 28, 2021 in the Company’s Form 10-K at https://www.championsoncology.com.

* Non-GAAP Financial Information

See the attached Reconciliation of GAAP to non-GAAP Net Income (Loss) (Unaudited) for an explanation of the amounts excluded to arrive at non-GAAP net income (loss) and related non-GAAP net income (loss) per share amounts for the three and twelve months ended April 30, 2021 and 2020. Non-GAAP financial measures provide investors and management with supplemental measures of operating performance and trends that facilitate comparisons between periods before and after certain items that would not otherwise be apparent on a GAAP basis. Certain unusual or non-recurring items that management does not believe affect the Company’s basic operations do not meet the GAAP definition of unusual or non-recurring items. Non-GAAP net income (loss) and non-GAAP income (loss) per share are not, and should not be viewed as a substitute for similar GAAP items. Champions’ defines non-GAAP dilutive income (loss) per share amounts as non-GAAP net income (loss) divided by the weighted average number of diluted shares outstanding. Champions’ definition of non-GAAP net income (loss) and non-GAAP diluted income (loss) per share may differ from similarly named measures used by others.

About Champions Oncology, Inc.

Exhibit 99.1

“Champions Oncology is a technology-driven research organization that provides end-to-end R&D service solutions, an industry-leading data visualization and analyses software, Lumin Bioinformatics, and is transforming drug discovery and development in cancer research. Champions Oncology is actively engaged in the discovery and development of advanced technology solutions to accelerate the development of oncology therapeutics. For more information, please visit https://www.championsoncology.com”.

This press release may contain "forward-looking statements" (within the meaning of the Private Securities Litigation Act of 1995) that inherently involve risk and uncertainties. Champions Oncology generally uses words such as "believe," "may," "could," "will," "intend," "expect," "anticipate," "plan," and similar expressions to identify forward-looking statements. One should not place undue reliance on these forward-looking statements. The Company's actual results could differ materially from those anticipated in the forward-looking statements for many unforeseen factors. See Champions Oncology's Form 10-K for the fiscal year ended April 30, 2021 for a discussion of such risks, uncertainties and other factors. Although the Company believes the expectations reflected in the forward-looking statements are reasonable, they relate only to events as of the date on which the statements are made, and Champions Oncology's future results, levels of activity, performance or achievements may not meet these expectations. The Company does not intend to update any of the forward-looking statements after the date of this press release to conform these statements to actual results or to changes in Champions Oncology's expectations, except as required by law.

Champions Oncology, Inc.
(Dollars in thousands)

Reconciliation of GAAP to Non-GAAP Net Income (Loss) (Unaudited)

	Three Months Ended April 30,		Twelve Months Ended April 30,
	2021	2020	2021	2020
Net income (loss) - GAAP	$(481)	$(2,116)	$334	$(2,043)
Less:
Stock-based compensation	$161	$163	$598	$600
Net income (loss) - non-GAAP	$(320)	$(1,953)	$932	$(1,443)

Reconciliation of GAAP EPS to Non-GAAP EPS - Basic (Unaudited)

	Three Months Ended April 30,		Twelve Months Ended April 30,
	2021	2020	2021	2020
EPS – GAAP, basic	$(0.04)	$(0.17)	$0.03	$(0.17)
Less:
Effect of stock-based compensation on EPS	$0.01	$0.01	$0.05	$0.05
EPS - non-GAAP, basic	$(0.03)	$(0.16)	$0.08	$(0.12)

Reconciliation of GAAP EPS to Non-GAAP EPS -Diluted (Unaudited)

	Three Months Ended April 30,		Twelve Months Ended April 30,
	2021	2020	2021	2020
EPS – GAAP, diluted	$(0.04)	$(0.17)	$0.02	$(0.17)
Less:
Effect of stock-based compensation on EPS	$0.01	$0.01	$0.05	$0.05
EPS - non-GAAP, diluted	$(0.03)	$(0.16)	$0.07	$(0.12)

Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended April 30,		Twelve Months Ended April 30,
	2021	2020	2021	2020
Oncology services revenue	$10,565	$8,750	$41,040	$32,123

Costs and operating expenses:
Cost of oncology services	5,653	4,991	21,474	16,950
Research and development	2,070	1,819	7,196	5,853
Sales and marketing	1,472	1,088	5,520	4,242
General and administrative	1,826	2,496	6,512	6,614
Goodwill Impairment	—	335	—	335
Income (loss) from operations	$(456)	$(1,979)	$338	$(1,871)
Other income (expense)	7	(44)	71	(42)
Net income (loss) before provision for income taxes	$(449)	$(2,023)	$409	$(1,913)
Provision for income taxes	32	93	75	130
Net income (loss)	$(481)	$(2,116)	$334	$(2,043)

Net income (loss) per common share outstanding
basic	$(0.04)	$(0.17)	$0.03	$(0.17)
and diluted	$(0.04)	$(0.17)	$0.02	$(0.17)

Weighted average common shares outstanding
basic	13,401,461	12,391,496	13,138,995	11,843,463
and diluted	13,401,461	12,391,496	14,573,562	11,843,463

Condensed Consolidated Balance Sheets as of

	April 30, 2021	April 30, 2020
Cash	$4,687	$8,342
Accounts receivable	6,986	4,770
Prepaid expenses and other current assets	957	385
Total current assets	12,630	13,497

Property and equipment, net	6,090	3,993
Operating lease right-of-use assets, net	8,521	2,798
Other long term assets	15	128
Goodwill	335	335
Total assets	$27,591	$20,751
Accounts payable	1,894	3,140
Accrued liabilities	2,231	2,693
Current portion of operating lease liabilities	818	503
Current portion of finance lease	—	125
Deferred revenue	6,256	5,815
Total current liabilities	11,199	12,276

Non-current portion operating lease liabilities	8,783	3,170
Other non-current liabilities	181	178
Stockholders’ equity	7,428	5,127
Total liabilities and stockholders’ equity	$27,591	$20,751

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Twelve Months Ended April 30,
	2021	2020
Cash flows from operating activities:
Net income (loss)	$334	$(2,043)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Stock-based compensation expense	598	600
Depreciation and amortization expense	1,184	825
Operating lease right of use assets	398	403
Gain on disposal of equipment	—	(52)
Allowance for doubtful accounts	49	277
Gain on termination of operating lease	(75)	—
Goodwill impairment	—	335
Changes in operating assets and liabilities	(4,169)	2,560
Net cash (used in) provided by operating activities	(1,681)	2,905

Cash flows from investing activities:
Purchases of property and equipment	(3,281)	(2,220)
Refund of security deposit	112	—
Net cash used in investing activities	(3,169)	(2,220)

Cash flows from financing activities:
Finance lease payments	(174)	(35)
Proceeds from exercise of options and warrants	1,369	4,455
Net cash provided by financing activities	1,195	4,420

Increase/decrease in cash	(3,655)	5,105
Cash, beginning of period	8,342	3,237
Cash, end of period	$4,687	$8,342

Non-cash investing activities:
Purchased equipment under finance lease	—	212
Right-of-use assets obtained in exchange for operating lease liabilities	6,121	3,201
Credit received on purchase of equipment	—	160